DELAWARE GROUP INCOME FUNDS

Registration No. 811-02071
FORM N-SAR
Semiannual Period Ended January 31, 2016

SUB-ITEM 77D: Policies with respect to security investments

On November 19, 2015, the Board of Trustees of the Delaware Group Income Funds (the ?Registrant?) voted to increase the Delaware High-Yield Opportunities Fund?s (the ?Fund?) maximum permissible exposure to foreign securities. These changes will become effective January 26, 2016. This information is herein incorporated by reference to the supplement dated November 30, 2015 to the Registrant?s prospectus dated November 27, 2015, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-15-000253).

SUB-ITEM 77O: Transactions effected pursuant to Rule 10f-3

Three (3) transactions for the semiannual period ended January 31, 2016 effected pursuant to Rule 10f-3, attached as Exhibit.

WS: MFG_Philadelphia: 897417: v1

WS: MFG_Philadelphia: 867889: v1